Share Purchase Agreement



SHARE PURCHASE AGREEMENT, dated as of January 12, 2005, between Dayton Ventures LLC ("Seller") and DPL Inc. (the "Company").

1. Sale of Series B Voting Preferred Shares. Subject to the terms and conditions contained herein, Seller hereby sells to the Company and the Company hereby purchases from Seller 6,600,000 shares of Series B Voting Preferred Shares, no par value, of the Company (the "Shares") for an aggregate purchase price of $66,000.

The total proceeds to the Seller shall equal: $66,000.

2. Closing. Closing of the sale and purchase under Section 1 of this Agreement (the "Closing") shall take place on the later of 5 business days after the date hereof and a date on which the Company and Seller mutually agree to effect the Closing. At the Closing, Seller shall deliver the certificate representing the Shares, along with a stock power duly executed in blank, and the Company shall make a wire transfer of an amount equal to $66,000 in immediately available funds to the account so designated by Seller in writing. At or before Closing, Seller and the Company shall execute any documents or take any such action so as to cause the restrictions set forth in certain sections of the Securityholders and Registration Rights Agreement, dated as of March 13, 2000, by and among Seller, the Company and certain holders of warrants, as the same has been amended from time to time (as so amended, the "Securityholders Agreement") to be of no further force and effect.

2.  Representations of Seller. Seller represents and warrants that:

    a) Seller beneficially owns and has the unrestricted right (other than as such right may be restricted by laws of general application, including the Securities Act of 1933, as amended (the "Act")) to transfer the Shares, free and clear of all liens, claims, charges and other encumbrances.

    b) Seller has full right, power and authority to enter into this Agreement and to transfer the Shares in accordance with the terms of this Agreement and this Agreement constitutes a legal, valid and binding obligation of Seller.

    c) Seller's execution, delivery and performance of the Agreement do not violate or conflict with any law applicable to it, any agreement or instrument to which it is a party, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

    d) Seller has not assigned or transferred any interest in the Shares. Seller acquired the Shares and paid for them in full on or before March 13, 2000.


4.  Representations of the Company. The Company represents and warrants that:

    a) The Company has full right, power and authority to enter into this Agreement, and to purchase the Shares from Seller on the terms described herein, and this Agreement constitutes a legal, valid and binding obligation of the Company.

    b) The Company understands that the offer and the sale of the Shares are not being registered under the Act or under any state or foreign securities laws.


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5.  Law Governing. This Agreement shall be governed by and constructed in accordance with the laws of the State of New York without reference to choice of law doctrine.

6. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors, and assigns of the parties hereto.

7. Miscellaneous. This Agreement may be executed concurrently in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all the previous agreements, promise or representations, whether written or oral, between the parties.

8. Fees and Expenses. Each of the Company and Seller agrees to pay its own expenses and disbursements incident to the performance of its obligations hereunder.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    DAYTON VENTURES LLC



                                       By:  __________________________________
                                            Name:
                                            Title:

                                    DPL INC.


                                       By:  __________________________________
                                            Name:
                                            Title:







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